UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 May 30, 2008 Date of Report (date of earliest event reported)

eVision International, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-17637	45-0411501
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1999 Broadway, Suite 2270, Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 894-7971
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02. Termination of a Material Definitive Agreement

eVision International, Inc. (“eVision”) has entered into a Settlement Agreement and Release with Chen Chi-Cheng and Haojey Technofibre Limited (“Haojey”). This Settlement Agreement and Release effectively ends the relationship between the parties and attempts to restore the respective parties to the position in which they were before entering into an acquisition transaction in February 2006. eVision had previously announced its execution of an agreement to acquire approximately 71% of Haojey. Haojey is a manufacturer and distributor of high-tech performance fibers. The acquisition agreement called for eVision to purchase 71% of Haojey for $20,000,000 to be satisfied by the issuance of 43,250,000 common shares at an issue price of $0.12 per share and the issuance of a secured promissory note in the amount of $14,810,000. These eVision common shares were always under the control of eVision and the promissory note has been cancelled.

eVision had also agreed to procure agreement from its largest shareholders a transfer of 680,000,000 eVision common shares to Mr. Chen for a consideration of $800,000 to be satisfied by a promissory note that will only become due upon the disposal, transfer, swap of eVision shares by Mr. Chen. As part of the Settlement Agreement and Release, this $800,000 promissory has been cancelled and the 680,000,000 common shares of eVision are being returned to the shareholder.

Mr. Chen has resigned as Chairman of the Board and Chief Executive Officer and Mr. Chen Shih-Huei and Mr. Wu Ming-Ju have also resigned as Directors of the Company.

Item 5.01 Changes in Control of Registrant

Pursuant to the Settlement Agreement and Release, executed May 27, 2008, Fai H. Chan will have a controlling interest in eVision. As part of the acquisition of Haojey in 2006, Mr. Chan converted his debt agreement into eVision common shares and transferred 680,000,000 of these shares to Mr. Chen Chi-Cheng. As part of the Settlement Agreement and Release, these 680,000,000 shares of eVision common stock will be returned to Mr. Chan. Upon the return of these shares, Mr. Chan will control approximately 97% of the outstanding common stock of eVision.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2008	eVision International, Inc.

	By:	/s/ Tony T.W. Chan
Tony T. W. Chan
Chief Executive Officer